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                                                                   EXHIBIT 10.17

                                  Sent Via FAX
                                  843-237-2989




November 6, 2001



Mr. John E. Blount
1101 Norris Drive
Pawleys Island, SC 29585

Dear John:

Based on your e-mail today, we would like to further modify our offer to you. The following is our revised offer and supersedes our prior proposals of November 2, 2001 and November 5, 2001.

We're very pleased to offer you employment as the Vice President of Business Development of CTI, Inc. In this position, you will report to the CTI President and serve with the other Officers of CTI in the leadership of CTI and its businesses. The effective date of your employment with CTI will be December 1, 2001 or sooner.

As discussed, your principal objective will be to develop the strategic plan and implement the plan that leads CTI into participation in the PET provider business. We believe you have the background and skills to make a significant contribution to our long-term success, and that you will play an important role in helping CTI achieve our goals and objectives. We also believe that CTI provides a unique environment and career challenges that will stimulate your continued personal and professional development.

We are offering you a comprehensive compensation package which includes the following elements:

- Base salary of $175,000 a year, paid every two weeks. Your salary will be reviewed annually by the Board of Directors of CTI.

- A professional expense and car allowance of $8,000 per year, paid every two weeks.

- Participation in the executive incentive pay program. Basically, you can earn up to 120% of your base salary in incentive pay compensation. For a "normal" year, e.g. one in which we make plan, you could earn a cash bonus of 40% of base pay for the year. For a "very good" year, you could earn up to an additional 40% of base pay with 50% of the amount in cash and 50% in stock options. For an "outstanding" year, you could earn up to an additional 40% of base pay all of which would be in stock options. The number of shares in the options would be determined from the dollar amount of the applicable bonus and the FMV of the stock at

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         the time of the award. The parameters defining a normal, very good, and outstanding year will be defined at the beginning of the year by the Officer Compensation Committee of the Board. Since our fiscal year began in October and you did not participate in the plan development, we would guarantee a minimum cash bonus of 40% this year. The Officer Compensation Committee will determine any awards beyond this amount.

- In lieu of the car allowance of $8,000 and the executive incentive guarantee of 40 of base salary in the first year of your employment, you have requested and we have agreed to an additional Incentive Stock Option grant of 15,000 CTI shares at $7.50 per share. The new total Incentive Stock Option grant is described in the following section.

- An Incentive Stock Option grant of 35,000* CTI shares at today's FMV of $7.50 per share. (*The first $100,000 in value per option grant will be qualified incentive stock options. The remainder will be non-qualified options.) Fifteen thousand (15,000) option shares would vest on your start date and five thousand option shares would vest on each anniversary of your start date for four years. Obviously, the potential for significant returns from the growth in value of CTI is very high, and you will be a major contributor to making that happen.

- An excellent Fringe Benefits Program, which includes a medical and dental plan, life insurance, and a 401(k) Plan. The CTI Benefits Program provides a number of individual options, including the opportunity to achieve tax savings through Flexible Spending and Dependent Care Accounts. We have provided some additional information that will help to quantify the value of your personal CTI benefits package.

-        Three weeks of vacation per year and ten paid holidays.

- In lieu of a relocation package, CTI will provide a one-time cash relocation allowance of $15,000 and temporary housing for up to 90 days with Corporate Quarters.

This offer is contingent on your ability to pass a drug screening test administered by a licensed physician designated by and compensated by CTI. This offer is also contingent on your agreement to CTI's "Guidelines for Protection of Confidential and Proprietary Information," which are attached. You should sign and return these guidelines to us with the signed copy of the offer letter.

In the event that, CTI terminates your employment for any reason other than Cause or Disability, then you shall be entitled to receive the following payment: CTI shall pay you following the date of your employment termination and over the succeeding (3) three months, in accordance with standard payroll procedures, an amount equal to three (3) months of your Base Compensation in effect on the date of the employment termination.

CTI may terminate your employment for "Cause." "Cause" will exist in the event you are convicted of a felony, or in carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case in material harm to CTI. In the event your employment is terminated for Cause, you will be entitled to any unpaid salary through the date of termination due you, and you will be entitled to no other compensation hereunder from CTI and your deferred compensation will be forfeited.

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We want you to know how much we hope that you decide to join us. If you have any questions or we can assist you in any way, please let us know.

Best Regards,


         /s/ Terry Douglass                     /s/ Traci Etherton
---------------------------------      ----------------------------------------
Terry Douglass                         Traci Etherton
President & CEO                        Human Resources Manager

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with CTI and that there are no other terms expressed or implied. In addition, by accepting the terms of the above employment offer, the undersigned hereby acknowledges and recognizes the highly competitive nature of CTI's business and agrees that he will not, after termination of employment with CTI for a period of (1) year:

a. directly or indirectly engage in any Competitive Business (as hereinafter defined), whether as an officer, director, owner, investor, employee, partner, or other participant in any such business:

b.       assist others in engaging in any such capacity in any Competitive
         Business;

c. induce employees of the Company to terminate their employment with the Company or to engage in any such capacity in any Competitive Business; or

d. interfere with or disrupt or attempt to interfere or disrupt any relationship of any employee of the company with any employee, consultant, customer or supplier thereof.

[As used herein, the term "Competitive Business" shall mean and include any business (whether or not for profit) which directly or indirectly competes with the business conducted by the Company or its affiliates.]



     /s/ John E. Blount               Date:             11/7/01
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John E. Blount